Press Release    Source: MSSI-TeleScience International Inc.

MSSI-TeleScience International Announces Major Expansion
Plans In Its California Operations
Thursday October 30, 9:49 am ET

VIENNA, Va., Oct. 30 /PRNewswire-FirstCall/ -- MSSI-
TeleScience International Inc., (OTC Bulletin Board: MSSI -
News), a provider of medical personnel to state and federal government agencies, announced today that its Medical
Services Division is planning a significant expansion of services in California. Currently one of the leading suppliers of medical ancillary services to the State of California, the Company expects a significant increase in demand for registered nursing services as a consequence of recently passed new state legislation.

This new legislation requires medical facilities to maintain a ratio of one nurse for every six patients, which will place a significant increase in demand for additional registered nurses throughout the state. TeleScience recognizes this as a major opportunity to expand its business base in California. Currently, the Company generates approximately $2.5 million in revenue in this region and expects its revenue to increase significantly as a result of this new legislation.

With two branch offices in California, one in Morro Bay and a second in Visalia, the Company feels that it is well positioned to take advantage of this growth opportunity. TeleScience currently provides services to twelve facilities in the state including such well known locations as San Quentin and Folsum correctional facilities.

Dr. B.B. Sahay, President and CEO of TeleScience International, said, "We are planning to take advantage of this new opportunity by using our excellent reputation and existing operational infrastructure to expand operations in California. This new legislative requirement will create an immediate demand for our services at the facilities that are currently under contract as well as new locations that we can service without any significant increase in overhead. We expect these trends to continue in California for an indefinite period of time resulting in increased revenues for the Company."

TeleScience International, Inc., a Tysons Corner, VA -based firm, has recently transitioned to a publicly traded company. TII has grown in 5 years from a small operation to a 200 plus-employee firm with 41 work sites from coast to coast.

For information on the Company, visit the website at www.mssi-intl.com. Shareholders are requested to log onto the shareholder registration form on the Company website in order to be placed on the mailing list for future information.

TeleScience International Inc. is headquartered at 8150
Leesburg Pike, Suite 1200, Vienna, VA 22182.

Legal Notice Regarding Forward-Looking Statements: "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. TeleScience International, Inc. and Medical Staffing Solutions, Inc. disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including the medical staffing and Homeland Security industries), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies.



Source: MSSI-TeleScience International Inc.